 Exhibit 5.1

MASLON LLP

February 3, 2020

Allied Esports Entertainment, Inc.

17877 Von Karman Avenue, Suite 300

Irvine, California, 92614

Ladies and Gentlemen:

We are acting as corporate counsel for Allied Esports Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (File No. 333-235602) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of shares of Company common stock, par value $0.0001 per share (the “Common Stock”), with a proposed maximum aggregate offering price of up to $15,000,000, which includes the issuance and sale of Common Stock by the Company (the “Company Shares”), including Company Shares issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional Company Shares, and the offering and sale by selling stockholders named in the Registration Statement of Common Stock (the “Selling Stockholder Shares,” and collectively with the Company Shares as the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals and all signatures, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and a financing committee of the board of directors will have taken action necessary to set the sale price of the Company Shares.

Based upon and subject to the foregoing qualifications, assumptions and limitations, it is our opinion that:

(1) When the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable; and

(2) The Selling Stockholder Shares to be sold by the selling stockholders named in the Registration Statement have been validly issued and are fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

 /s/ Maslon LLP

MASLON LLP